EXHIBIT 10.36

January 8, 2018

Jose A Motta

Dear Jose:

I am confirming the details of your promotion to the position of Senior Vice President – Human Resources (Grade 99) for Dean Foods Company. This position will report to me (Ralph Scozzafava, Chief Executive Officer), and will continue to be based out of our Corporate Headquarters in Dallas, Texas.

Here are the specifics of your promotion:

Base Salary
You will be paid $14,583.33 on a semi-monthly basis, less applicable payroll taxes and withholdings. Your salary will be reviewed annually (next in March 2019).

Annual Incentive Opportunity
You will continue to be eligible to earn an annual incentive. Your target as a participant in the Dean Foods Corporate Short-Term Incentive (STI) Plan is equal to 45% of base salary from 1/1/2017 to 11/30/2017 and 50% of base salary from 12/1/2017 going forward and will continue to be driven by certain financial targets as well as your performance against certain individual objectives. The STI payment will be calculated using your annualized base salary as of 12/31 of the incentive plan year.

Annual Long-Term Incentive Compensation
You will continue to be eligible for consideration for future Long-Term Incentive (LTI) grants under the Dean Foods Long Term Incentive Program. The exact amount and nature of any future long-term incentive awards will be determined by the Dean Foods Compensation Committee.

Paid Time Off (PTO)
You will continue to be eligible for the same number of PTO days that you currently receive. Unused PTO is not carried forward from year to year unless required by state law.

Benefits Plan
You will continue to be eligible to participate in the Dean Foods SmartChoice Benefits program and the Dean Foods SmartChoice Savings Plan.

Executive Deferred Compensation Plan
You will be continue to be eligible to participate in the Dean Foods Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to defer compensation on a pre-tax basis. You will receive general information and enrollment materials during the next enrollment cycle.

Supplemental Executive Retirement Plan
You will be continue to be covered by the Dean Foods Supplemental Executive Retirement Plan (SERP) under the plan rules. The SERP is a non-qualified retirement plan that provides an annual Company contribution (currently 4% of eligible excess compensation) to executives whose eligible compensation exceeds the annual IRS-mandated limit for qualified retirement plans. Company contributions are made in June/July for the prior year period.

Executive Physical
You will continue to be eligible for a Company-paid Executive Physical every calendar year with the Cooper Institute in Dallas, Texas. To schedule your physical, call 972.560.3227 and reference Dean Foods.

Insider Trading
As a Senior Vice President, you will have access to sensitive business and financial information. Accordingly, from time to time and in accordance with the company's Insider Trading Policy, you will be prohibited from trading Dean Foods’ securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Executive Severance
As a grandfathered participant, you will continue to be eligible to participate in the Executive Severance plan at the Senior Vice President level.

Change-In-Control Provisions
You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods Senior Vice Presidents.

Conclusion
Jose, I am very excited about your achievements thus far and look forward to your future contributions to Dean Foods. I am confident that with your experience, skills, vision and standards, you will continue to make significant contributions to our company in the years to come.

Best regards,

/s/ Ralph Scozzafava

Ralph Scozzafava
Chief Executive Officer
Dean Foods

Agreed and accepted:

/s/ Jose A Motta
Jose A Motta

1/8/18
Date

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